Exhibit 99.1

NEWS RELEASE

Nabors Completes Acquisition of Tesco Corporation

HAMILTON, Bermuda, Dec. 15, 2017 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) and Tesco Corporation (“Tesco”) (NASDAQ:TESO) today announced the completion of the previously announced acquisition of Tesco by Nabors.

Under the terms of the agreement, Nabors acquired all common shares of Tesco in an all-stock transaction. Tesco shareholders will receive 0.68 common shares of Nabors for each share of Tesco stock owned. With the completion of the transaction, Tesco common stock has ceased trading on the NASDAQ Stock Market.

“Both Nabors and Tesco share a long heritage of innovation, with inventions that have significantly enhanced the safety and efficiency of drilling operations over the past decade. Today marks a new milestone for the future of our company,” said Nabors Chairman, President and Chief Executive Officer Anthony G. Petrello. “As we implement new levels of drilling automation and analytics, this combination of Tesco and Nabors’ exceptional talent and technologies strengthens our ability to accelerate and scale deployment while continuing to innovate.”

Petrello added, “I am proud of the individuals from both organizations that diligently worked to close this transaction in four months. We anticipate achieving substantial operational and commercial synergies in the same expeditious manner.”

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About Nabors Industries

Nabors Industries (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Source: Nabors Industries

Media Contacts:

Nabors - Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or Nick Swyka, Director of Corporate Development & Investor Relations, +1 281-775-2407.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. Risks and uncertainties related to the Arrangement include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the completion of the transaction; competitive responses to the  transaction; costs and difficulties related to the integration of Tesco’s businesses and operations with Nabors’ business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. As a result of these and other factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.